Exhibit 8.2

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

September 28, 2021

Steadfast Apartment REIT, Inc.

18100 Von Karman Avenue, Suite 500

Irvine, CA 92612

Re:	Independence Realty Trust, Inc., —

Status as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the merger (the “Merger”) of Steadfast Apartment REIT, Inc., a Maryland corporation (“STAR”) with and into IRSTAR Sub, LLC, a Maryland limited liability company and direct wholly owned subsidiary of Company (“Merger Sub”). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of July 26, 2021 (the “Merger Agreement”), by and among the Company, Merger Sub, Independence Realty Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Company (the “Operating Partnership”), STAR and Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of STAR.    This opinion relates to the qualification of IRT as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

We are providing this opinion letter to you in connection with the Merger at the request of the Company in accordance with Sections 6.11(c) and 7.03(d) of the Merger Agreement. Although you may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Company and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit in connection with the Merger Agreement. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

September 28, 2021 Page 2

In connection with the opinions hereinafter expressed, we have examined each of the following documents: (i) the Merger Agreement, (ii) the charter of the Company, as amended and supplemented to the date hereof; (iii) the bylaws of the Company as amended and supplemented to the date hereof; (iv) the organizational documents of the Company’s Subsidiaries, as amended and supplemented to the date hereof; (v) an Officer’s Certificate executed by a duly appointed officer of the Company, dated the date hereof, containing representations as to certain factual matters (the “Company Officer’s Certificate”); (vi) a certificate executed by duly appointed officers of STAR (together with the Company Officer’s Certificate, the “Officer’s Certificates”) setting forth certain factual representations, dated September 28, 2021, (vii) the registration statements on Form S-4/A filed with the Securities and Exchange Commission on September 28, 2021 with respect to the transactions contemplated by the Merger Agreement, including the Joint Proxy Statement/Prospectus of STAR and the Company (the “Registration Statements”); and (viii) such other documents as we have deemed necessary in order to render the opinions set forth herein.

In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been subsequently amended.

2. The facts contained in the Registration Statements are true and complete in all material respects.

3. Neither the Company nor the Operating Partnership will make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year.

4. No action will be taken by the Company, the Operating Partnership or any Subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

5. The Merger will be consummated in accordance with the Merger Agreement and the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

September 28, 2021 Page 3

For purposes of rendering the opinions stated below, we have also assumed the accuracy of the factual representations contained in the Officer’s Certificates. We are not aware of any facts inconsistent with the statements in the Officer’s Certificates. Where such factual representations contained in the Company Officer’s Certificate involve the terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.

Based upon, and subject to, the foregoing and the paragraphs below, we are of the opinion that, as of the date hereof, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code for each of its taxable years ended December 31, 2011 through December 31, 2020, and the Company’s organization and its current and proposed method of operation will enable it to continue to qualify for taxation as a REIT through the end of the taxable year which includes the Closing Date.

The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions expressed herein. We note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for federal income tax purposes depends upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon. We will not review on a continuing basis the Company’s, the Operating Partnership’s or any Subsidiary’s compliance with the documents or assumptions set forth above. Accordingly, no assurance can be given that the actual results of the Company’s, the Operating Partnership’s or any Subsidiary’s operations for its 2021 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of rendering the opinions expressed herein, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. Our opinions do not foreclose the possibility of a contrary determination by the Service or by a court of competent jurisdiction, or of a contrary position being adopted or taken by the Service or Treasury Department in regulations or rulings issued in the future.

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The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

TROUTMAN PEPPER HAMILTON SANDERS LLP